Exhibit 4.7

AMENDMENT TO RIGHTS AGREEMENT

This Amendment No. 6 (this “Amendment”) dated the 11th day of December, 2023 to the Rights Agreement, dated March 11, 2018, as amended by Amendment No. 1 thereto, dated March 8, 2019, as further amended by Amendment No. 2 thereto, dated March 10, 2020, Amendment No. 3 thereto, dated March 8, 2021, Amendment No. 4 thereto, dated March 11, 2022, and Amendment No. 5 thereto, dated March 13, 2023 (the “Agreement”), by and between NightHawk Biosciences, Inc. (formerly known as Heat Biologics, Inc.) (the “Company”) and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”). Capitalized terms used herein without definition shall have the meanings assigned in the Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Agreement;

WHEREAS, pursuant to Section 27 of the Agreement, the Company and the Rights Agent may, for so long as the Rights are redeemable, from time to time, change or supplement the provisions under the Agreement as the Company may deem necessary or desirable, without the approval of any holders of the Rights;

WHEREAS, as of the date hereof, a Flip-In Event has not occurred and, as such, the Rights are presently redeemable; and

WHEREAS, the Board of Directors of the Company has determined that it is desirable and in the best interest of the Company and its stockholders to amend the definition of “Acquiring Person” in Section 1(a) of the Agreement in accordance with Section 27 of the Agreement.

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

1.	Amendment to Section 1(a); Definition of “Acquiring Person.” The definition of “Acquiring Person” in Section 1(a) of the Agreement is amended by inserting the following at the end of such section:

“Notwithstanding anything in this Section 1(a) or this Agreement to the contrary, none of Jeffrey Wolf or Elusys Holdings Inc. (“Elusys Holdings,” collectively with Mr. Wolf, the “Purchase Agreement Parties” and each an “Purchase Agreement Party”) nor any of their respective Affiliates or Associates, either individually or together, is, nor shall any of them, be deemed to be, an “Acquiring Person” solely by virtue of, or as a result of (i) the approval, execution, and delivery of the Asset and Equity Interests Purchase Agreement, to be dated on or about December 11, 2023, by and between the Company and Elusys Holdings (as it may be amended from time to time, the “Purchase Agreement”), (ii) the approval, execution, and delivery of the Convertible Promissory Note contemplated by the Purchase Agreement (the “Convertible Note”), (iii) the public announcement or public disclosure of the Purchase Agreement, the Convertible Note or any of transactions contemplated thereby, (iv) the issuance to the Purchase Agreement Parties of, or the right to be issued, shares of Common Stock pursuant to the Convertible Note, (v) the acquisition of, or the right to acquire, Beneficial Ownership by the Purchase Agreement Parties of any shares of Common Stock issued or issuable upon the conversion of the Convertible Note, or (vi) the performance or consummation of any of the other transactions contemplated by the Purchase Agreement or Convertible Note (the foregoing actions being referred to herein as the “Permitted Events”). Notwithstanding the foregoing and for the avoidance of doubt, a Purchase Agreement Party shall be deemed an Acquiring Person if such Purchase Agreement Party shall become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to one or more Permitted Events or pursuant to one of the specifically identified exceptions contained herein) unless, immediately prior to the time, and as a result, of becoming the Beneficial Owner of such additional shares, such Purchase Agreement Party, together with all Affiliates and Associates thereof, is not the Beneficial Owner of 20% or more of the then outstanding shares of Common Stock.”

2.	Continuing Effect. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement, as amended hereby. The Agreement, as modified by this Amendment, will remain in full force and effect. Upon the execution and delivery of this Amendment as of the date first above written, the Agreement shall thereupon be deemed to be amended as set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action taken under the Agreement.
3.	Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other applicable authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
4.	Governing Law. Section 32 of the Agreement shall apply mutatis mutandis to this Amendment.
5.	Counterparts. This Amendment may be executed in any number of counterparts (including facsimile, PDF or other electronic means), and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
6.	Officer’s Certificate. The undersigned officer of the Company hereby certifies to the Rights Agent that the amendments to the Agreement set forth in this Amendment are in compliance with the terms of Section 27 of the Agreement and the certification contained in this Section 6 shall constitute the certification required by Section 27 of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the date first above written.

NIGHTHAWK BIOSCIENCES, INC.

By:	/s/ William Ostrander
William Ostrander
Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/s/ Stacy Aqui
Staci Aqui
Vice President